Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:      Kevin J. Goodwin

Vice President and Treasurer

irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS FINANCIAL RESULTS

FOR SECOND QUARTER 2014

Announces Increase in Cash Distribution

HOUSTON, August 8, 2014 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported income from continuing operations for the second quarter of 2014 of $61.9 million compared to income from continuing operations for the second quarter of 2013 of $85.7 million.

Income from continuing operations attributable to Buckeye’s unitholders was $0.53 per diluted unit for the second quarter of 2014 compared to $0.80 per diluted unit for the second quarter of 2013.  The diluted weighted average of units outstanding in the second quarter of 2014 was 116.7 million compared to 106.2 million in the second quarter of 2013. The increase in units is primarily the result of our unit offering in October 2013.

Adjusted EBITDA (as defined below) from continuing operations for the second quarter of 2014 was $150.8 million compared to $153.8 million for the second quarter of 2013.

“Growth capital investments and the contribution from the terminals acquired from Hess Corporation contributed to solid results from our Pipelines & Terminals and Global Marine Terminals segments,” said Clark C. Smith, Chairman, President and Chief Executive Officer.  “We began operating two recently constructed storage tanks in the Chicago Complex during the quarter that are intended to store crude oil for a major Midwestern refiner.  Our new Perth Amboy pipeline connection was placed in service during the quarter, providing customers with what we believe is premier connectivity in the New York Harbor.  In addition, a one million barrel storage contract with a gasoline blender was initiated in connection with the completion of this pipeline.  We are pleased with the successful completion of these significant milestones in our 2014 growth capital plan.  The contribution from the assets acquired from Hess continues to meet our expectations,” continued Mr. Smith.  “We successfully completed our integration efforts and have turned our focus to the further commercialization of these assets.  For example, we have contracted a substantial portion of the recently acquired Port Reading facility and secured a strategic petroleum reserve position, both of which are on a long-term basis.”

“Our Merchant Services segment had a particularly disappointing quarter,” said Mr. Smith.  “The segment generated negative EBITDA of $26.2 million for the quarter.  The losses experienced were driven by overall weakness in business conditions in the markets we serve, and unfavorable results from the implementation of strategies intended to grow our business, increase utilization of our logistic assets and mitigate risk.  The strategies that contributed to our poor performance were terminated in the second quarter. We have put new leadership in place for this segment and are in the process of rationalizing our business model and aligning our risk management activities with our long-term strategic initiatives. We are focused on targeting refined petroleum markets within our existing footprint with attractive competitive dynamics and liquidity that are consistent with our current risk profile.  I am pleased to report that our third quarter performance is off to a strong start as we had a profitable July and we expect improved performance going forward.”

Distributable cash flow (as defined below) from continuing operations for the second quarter of 2014 was $94.4 million compared to $112.1 million for the second quarter of 2013.  Buckeye also reported distribution coverage of 0.73 times for the second quarter of 2014.

Discontinued Operations.  As previously announced, on July 29, 2014, Buckeye signed a purchase and sale agreement to sell its Natural Gas Storage business for $105 million.  “We are pleased to announce we have entered into an agreement to sell this business, as it represents non-core operating assets,” said Mr. Smith.  “We intend to use the proceeds from the sale to reduce the indebtedness outstanding under our revolving credit facility.”  This transaction is expected to close in the fourth quarter of 2014 or the first quarter of 2015.  As a result of this event, Buckeye recorded an asset impairment charge of $26.3 million as a loss from discontinued operations in its consolidated financial statements.

Cash Distribution.  Buckeye also announced today that its general partner declared a cash distribution of $1.1125 per limited partner unit (“LP Unit”) for the quarter ended June 30, 2014.  The distribution will be payable on August 25, 2014, to unitholders of record on August 18, 2014.  This cash distribution represents an almost five percent increase over the $1.0625 per LP Unit distribution declared for the quarter ended June 30, 2013.  Buckeye has paid cash distributions in each quarter since its formation in 1986.

Conference Call.  Buckeye will host a conference call with members of executive management today, August 8, 2014, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to http://www.media-server.com/m/p/xumidbaz ten minutes prior to its start.  Interested parties may participate in the call by dialing 877-870-9226.  A replay will be archived and available at this link until September 30, 2014, and the replay also may be accessed by dialing 800-585-8367 and entering the access code 76059582.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals, and an integrated network of marine terminals located primarily on the U.S. East Coast and in the Caribbean.  Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest marine crude oil and petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil, refined petroleum products, and other commodities, and to offer its customers connectivity to some of the world’s most important bulk storage and blending hubs.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals.  Finally, Buckeye also operates or maintains third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.  More information concerning Buckeye can be found at www.buckeye.com.

* * * * *

Adjusted EBITDA and distributable cash flow are measures not defined by GAAP.  Adjusted EBITDA is the primary measure used by our senior management, including our Chief Executive Officer, to (i) evaluate our consolidated operating performance and the operating performance of our business segments, (ii) allocate resources and capital to business segments, (iii) evaluate the viability of proposed projects, and (iv) determine overall rates of return on alternative investment opportunities.  Distributable cash flow is another measure used by our senior management to provide a clearer picture of Buckeye’s cash available for distribution to its unitholders.  Adjusted EBITDA and distributable cash flow eliminate (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations.  The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xi) an unfavorable outcome with respect to the proceedings pending before the Federal Energy Regulatory Commission (“FERC”)

regarding Buckeye Pipe Line Company, L.P.’s transportation of jet fuel to the New York City airports.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013 and our most recent Quarterly Reports on Form 10-Q, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

* * * * *

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Product sales	$1,492,697	$734,396	$3,170,439	$1,803,613
Transportation, storage and other services	316,254	259,192	630,341	521,053
Total revenue	1,808,951	993,588	3,800,780	2,324,666

Costs and expenses:
Cost of product sales	1,510,043	725,300	3,175,422	1,788,598
Operating expenses	133,018	99,436	257,847	191,788
Depreciation and amortization	43,394	37,551	86,385	73,250
General and administrative	20,330	17,330	37,687	33,583
Total costs and expenses	1,706,785	879,617	3,557,341	2,087,219
Operating income	102,166	113,971	243,439	237,447
Other income (expense):
Earnings from equity investments	2,170	1,953	3,436	3,582
Interest and debt expense	(42,012)	(30,237)	(83,225)	(60,486)
Other income (expense)	(232)	198	(96)	299
Total other expense, net	(40,074)	(28,086)	(79,885)	(56,605)

Income from continuing operations before taxes	62,092	85,885	163,554	180,842
Income tax expense	(153)	(195)	(76)	(326)

Income from continuing operations	61,939	85,690	163,478	180,516
Loss from discontinued operations	(38,186)	(8,320)	(48,228)	(12,647)
Net income	23,753	77,370	115,250	167,869
Less: Net income attributable to noncontrolling interests	(733)	(940)	(1,762)	(2,098)

Net income attributable to Buckeye Partners, L.P.	$23,020	$76,430	$113,488	$165,771

Basic earnings (loss) per unit attributable to Buckeye Partners, L.P.:

Continuing operations	$0.53	$0.80	$1.40	$1.71
Discontinued operations	(0.33)	(0.08)	(0.42)	(0.12)
Total	$0.20	$0.72	$0.98	$1.59

Diluted earnings (loss) per unit attributable to Buckeye Partners, L.P.:

Continuing operations	$0.53	$0.80	$1.39	$1.70
Discontinued operations	(0.33)	(0.08)	(0.41)	(0.12)
Total	$0.20	$0.72	$0.98	$1.58

Weighted average units outstanding:

Basic	116,078	105,701	115,701	104,481
Diluted	116,652	106,171	116,226	104,878

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Pipelines & Terminals	$218,624	$184,715	$437,163	$374,290
Global Marine Terminals	90,791	64,146	179,560	125,283
Merchant Services	1,495,441	736,466	3,173,743	1,812,623
Development & Logistics	18,802	13,697	35,634	25,609
Intersegment	(14,707)	(5,436)	(25,320)	(13,139)
Total revenue	$1,808,951	$993,588	$3,800,780	$2,324,666

Total costs and expenses: (1)
Pipelines & Terminals	$125,810	$97,212	$239,569	$188,966
Global Marine Terminals	58,652	43,710	117,762	86,364
Merchant Services	1,523,740	733,880	3,200,013	1,805,875
Development & Logistics	13,290	10,251	25,317	19,153
Intersegment	(14,707)	(5,436)	(25,320)	(13,139)
Total costs and expenses	$1,706,785	$879,617	$3,557,341	$2,087,219

Depreciation and amortization:
Pipelines & Terminals	$17,452	$16,193	$34,854	$30,847
Global Marine Terminals	24,007	19,461	47,604	38,631
Merchant Services	1,507	1,411	3,012	2,807
Development & Logistics	428	486	915	965
Total depreciation and amortization	$43,394	$37,551	$86,385	$73,250

Operating income (loss):
Pipelines & Terminals	$92,814	$87,503	$197,594	$185,324
Global Marine Terminals	32,139	20,436	61,798	38,919
Merchant Services	(28,299)	2,586	(26,270)	6,748
Development & Logistics	5,512	3,446	10,317	6,456
Total operating income	$102,166	$113,971	$243,439	$237,447

Adjusted EBITDA from continuing operations:
Pipelines & Terminals	$115,679	$107,635	$242,399	$223,020
Global Marine Terminals	55,559	37,803	109,262	73,282
Merchant Services	(26,169)	4,724	(23,036)	10,918
Development & Logistics	5,719	3,667	10,787	6,840
Adjusted EBITDA from continuing operations	$150,788	$153,829	$339,412	$314,060

Capital additions, net: (2)
Pipelines & Terminals	$49,610	$30,398	$108,487	$65,137
Global Marine Terminals	41,522	49,907	92,299	81,726
Merchant Services	67	25	100	98
Development & Logistics	362	224	441	770
Total segment capital additions, net	91,561	80,554	201,327	147,731
Natural Gas Storage disposal group (3)	90	127	188	136
Total capital additions, net	$91,651	$80,681	$201,515	$147,867

Summary of capital additions, net: (2) (3)
Maintenance capital expenditures	$17,229	$13,069	$35,933	$18,202
Expansion and cost reduction	74,422	67,612	165,582	129,665
Total capital additions, net	$91,651	$80,681	$201,515	$147,867

			June 30,	December 31,
			2014	2013
Key Balance Sheet Information:
Cash and cash equivalents			$21,906	$4,950
Long-term debt, total (4)			3,309,293	3,092,711

(1)        Includes depreciation and amortization.

(2)        Amounts exclude accruals for capital expenditures.

(3)        Includes Natural Gas Storage disposal group capital expenditures as follows: (i) maintenance capital expenditures of $90 thousand and $53 thousand for the three months ended June 30, 2014 and 2013, respectively, and $161 thousand and $62 thousand for the six months ended June 30, 2014 and 2013, respectively, and (ii) expansion and cost reduction capital of $74 thousand for the three months ended June 30, 2013, and $27 thousand and $74 thousand for the six months ended June 30, 2014 and 2013, respectively.

(4)        Includes long-term debt portion of Buckeye Partners, L.P. Credit Facility of $245 million and $29 million as of June 30, 2014 and December 31, 2013, respectively.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA - Continued

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	721.4	756.3	679.9	697.3
Jet fuel	340.4	337.8	323.1	329.6
Middle distillates (1)	326.2	320.5	374.7	366.1
Other products (2)	45.0	28.9	38.1	29.1
Total pipelines throughput	1,433.0	1,443.5	1,415.8	1,422.1
Terminals:
Products throughput	1,144.7	993.1	1,126.2	973.6

Pipeline Average Tariff (cents/bbl)	86.4	82.3	84.8	80.6

Merchant Services (in millions of gallons):
Sales volumes	538.5	266.6	1,107.5	624.2

(1)         Includes diesel fuel and heating oil.

(2)         Includes liquefied petroleum gas, intermediate petroleum products and crude oil.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

Non-GAAP Reconciliations

(In thousands, except coverage ratio)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Income from continuing operations	$61,939	$85,690	$163,478	$180,516
Less: Net income attributable to noncontrolling interests	(733)	(940)	(1,762)	(2,098)
Income from continuing operations attributable to Buckeye Partners, L.P.	61,206	84,750	161,716	178,418
Add: Interest and debt expense	42,012	30,237	83,225	60,486
Income tax expense	153	195	76	326
Depreciation and amortization	43,394	37,551	86,385	73,250
Non-cash unit-based compensation expense	4,799	3,845	7,921	7,077
Hess acquisition and transition expense	1,992	—	5,625	—
Less: Amortization of unfavorable storage contracts (1)	(2,768)	(2,749)	(5,536)	(5,497)
Adjusted EBITDA from continuing operations	$150,788	$153,829	$339,412	$314,060
Less: Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(39,073)	(28,505)	(77,346)	(57,887)
Income tax expense	(153)	(195)	(76)	(326)
Maintenance capital expenditures	(17,139)	(13,016)	(35,772)	(18,140)
Distributable cash flow from continuing operations	$94,423	$112,113	$226,218	$237,707

Distributions for coverage ratio (2)	$129,815	$104,296	$257,981	$206,986

Coverage ratio from continuing operations	0.73	1.07	0.88	1.15

(1)        Represents the amortization of the negative fair values allocated to certain unfavorable storage contracts acquired in connection with the BORCO acquisition.

(2)        Represents cash distributions declared for limited partner units (“LP Units”) outstanding as of each respective period.  Amounts for 2014 reflect actual cash distributions paid on LP Units for the quarter ended March 31, 2014 and estimated cash distributions for LP Units for the quarter ended June 30, 2014.